As filed with the Securities and Exchange Commission on August 13, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRECISION CASTPARTS CORP.

(Exact name of issuer as specified in charter)

Oregon	93-0460598
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4650 SW Macadam Avenue, Suite 400 Portland, Oregon	97239-4262
(Address of principal executive offices)	(Zip Code)

2001 Stock Incentive Plan

(Full title of the plan)

Shawn R. Hagel

Senior Vice President and Chief Financial Officer

Precision Castparts Corp.

4650 SW Macadam Avenue, Suite 400

Portland, Oregon 97239-4262

(Name and address of agent for service)

Telephone number, including area code, of agent for service:

(503) 417-4800

Copy to:

Ruth A. Beyer

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, Oregon 97204-1268

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock	7,273,682 Shares	$95.295	$476,475,000	$18,726

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933. The calculation of the registration fee is based on $95.295, which was the average of the high and low prices of the Common Stock on August 7, 2008 on the New York Stock Exchange.

(2)	Pursuant to Interpretations 89 and 90 under Section G of the Manual of Publicly Available Telephone Interpretations of the Securities and Exchange Commission (the “SEC”) Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, a filing fee is only being paid with respect to the registration of an additional 5,000,000 shares under the Registrant’s 2001 Stock Incentive Plan (Registration No. 333-90276). A Registration Statement on Form S-8 (Registration No. 333-102227) has been previously filed, and the registration fees paid, for 2,273,682 shares of common stock that are being reallocated from the Precision Castparts Corp. 1999 Non-Qualified Stock Option Plan to the Registrant’s 2001 Stock Incentive Plan.

EXPLANATORY NOTE

Precision Castparts Corp. (the “Registrant”) previously registered 3,000,000 shares, adjusted to reflect a stock split, pursuant to the Registrant’s 2001 Stock Incentive Plan by filing a Registration Statement on Form S-8 bearing Registration No. 333-90276 (the “Registration Statement”). The Registrant’s 2001 Stock Incentive Plan was amended by the Registrant on August 12, 2008 (“the Amended Plan”). The Amended Plan provides for an additional 7,273,682 shares, consisting of 5,000,000 additional shares and 2,273,682 previously reserved and currently available for option grants under the Precision Castparts Corp. 1999 Non-Qualified Stock Option Plan. Therefore, this filing is made to register 5,000,000 additional shares which may be issued under the Amended Plan.

In addition, the Registrant previously registered shares pursuant to the Precision Castparts Corp. 1999 Non-Qualified Stock Option Plan (the “1999 Plan”) by filing a Registration Statement on Form S-8 bearing Registration No. 333-102227. The Registrant has since combined the 1999 Plan into the Amended Plan, as of August 12, 2008, so that all future equity awards under the 1999 Plan will be made under the Amended Plan. According to the terms of the Amended Plan, the shares of common stock that were available for option grant under the 1999 Plan as of May 30, 2008 (“Carry Over Shares”), and any shares currently subject to options previously granted under the 1999 Plan that subsequently expire or terminate without being exercised, are included in the reserve of shares available for issuance under the Amended Plan. The total number of shares of common stock previously reserved and available for option grants under the 1999 Plan on May 30, 2008 was 2,273,682.

Contemporaneously with the filing of this S-8, the Registrant is filing a Post-Effective Amendment to Form S-8 to deregister the Carry Over Shares under the 1999 Plan.

In accordance with the principles set forth in Interpretations 89 and 90 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, this Form S-8 Registration Statement, in addition to registering 5,000,000 additional shares, is hereby filed (i) to reallocate the Carry Over Shares from the 1999 Plan to the Amended Plan and hereby register the Carry Over Shares which may be issued under the Amended Plan and (ii) to carry over from the 1999 Plan Registration Statement the registration fees paid for the Carry Over Shares being registered under the 2001 Stock Incentive Plan Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The Registrant is registering additional securities under the Plan covered hereby for which a Registration Statement on S-8 bearing Registration No. 333-90276, currently is effective, and therefore, pursuant to General Instruction E of Form S-8, the Registrant elects to incorporate by reference the contents of such Registration Statement which constitute information required in the Registration Statement.

Item 8.	Exhibits.

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on this 12th day of August, 2008.

PRECISION CASTPARTS CORP.

By	/s/ Mark Donegan
Mark Donegan
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on August 12, 2008 in the capacities indicated.

	Signature	Title

(1)	Principal Executive Officer:

	/s/ MARK DONEGAN Mark Donegan	Chairman and Chief Executive Officer

(2)	Principal Financial and Accounting Officer:

	*/s/ SHAWN R. HAGEL Shawn R. Hagel	Senior Vice President and Chief Financial Officer

(3)	Directors:

	*/s/ PETER R. BRIDENBAUGH Peter R. Bridenbaugh	Director

	*/s/ DON R. GRABER Don R. Graber	Director

*/s/ DANIEL J. MURPHY Daniel J. Murphy	Director

*/s/ VERNON E. OECHSLE Vernon E. Oechsle	Director

*/s/ STEVEN G. ROTHMEIER Steven G. Rothmeier	Director

*/s/ ULRICH SCHMIDT Ulrich Schmidt	Director

*/s/ LESTER L. LYLES Lester L. Lyles	Director

*By	/s/ ROGER A. COOKE
Roger A. Cooke, Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Document Description

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.